EXHIBIT 10.8

OAKWOOD MOBILE HOMES, INC.
A SUBSIDIARY OF OAKWOOD HOMES CORPORATION

7800 McCLOUD ROAD (27409-9634) P.O. BOX 27081 GREENSBORO, NC 27425-7081 336-664-2400

January 15, 2001

Macy A. Foster
2012 Brookrun Road
Henderson, NC 27536

Dear Macy:

This letter will confirm our discussions concerning our agreement. While we both envision continuing your employment for another three to five years, this letter will set forth our agreement concerning our relationship after termination of your employment, whenever it may occur.

We agree that during the three-year period beginning on the date of your termination, we will engage you as a consultant for a minimum of 500 hours per year at an hourly rate of $220 per hour, subject to your being willing and able to provide consulting services to us. You agree that following the termination of your employment with Oakwood (regardless of the reason for such termination) and for a period of three years thereafter, you will not engage in the United States in any business, either directly or indirectly, that is competitive with the business of Oakwood or any of its subsidiaries. You further agree that you will not at any time disclose to any person any confidential information relating to Oakwood or any of its subsidiaries (i.e. any information concerning Oakwood, its subsidiaries, their business or assets that has not been generally disclosed to the public) acquired by you as an employee or consultant to Oakwood.

Very truly yours,

/s/ Myles E. Standish

Myles E. Standish
Vice President, Oakwood Mobile Homes, Inc.

Accepted and agreed:

/s/ Macy A. Foster

Macy A. Foster